Exhibit 10.3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of September 3, 2025, by and between Tesla, Inc., a Texas corporation (the “Company”), and Elon Musk (“Participant”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in that certain 2025 CEO Performance-Based Restricted Stock Agreement, dated as of September 3, 2025, by and between the Company and Participant (the “Award Agreement”).

RECITALS

WHEREAS, as of the Date of Issuance, Participant will be the record holder and beneficial owner of, and will have full voting power over, the Shares of Restricted Stock issued pursuant to the Award Agreement;

WHEREAS, this Agreement is being issued in connection with the Award Agreement, and the Award Agreement is being executed and delivered in reliance on the Participant’s execution and delivery of, and agreement to be bound by, the terms of this Agreement;

WHEREAS, the Award Agreement provides that Shares other than Earned Shares (the “Unearned Shares”) will be subject to the provisions of this Agreement until such time as such Shares have become Earned Shares under the Award Agreement; and

WHEREAS, as further set forth in this Agreement the Company and Participant have agreed that, until such time as there are no more Unearned Shares (the “Expiration Time”), Participant’s Unearned Shares shall be voted, including in the case of any action taken by written consent of the Company’s shareholders, proportionately to the votes of all other shares of capital stock of the Company that are present and entitled to vote at any annual or special meeting of the Company’s shareholders on such matters or with respect to any action taken without a meeting pursuant to a written consent (the “Voting Shares”). For avoidance of doubt, all of the Participant’s Shares other than the Unearned Shares shall quality as Voting Shares.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Voting Provisions.

1.1    Voting Agreement. Participant irrevocably and unconditionally agrees that until the Expiration Time, at any annual or special meeting of the Company’s shareholders, and at every adjournment or postponement (or similar action) thereof to vote, or cause to be voted, all then-Unearned Shares, and for every action or approval by written consent or consents of the Company’s shareholders to consent in writing to such action with respect to all then-Unearned Shares, proportionately to the votes of all Voting Shares. The voting of the Unearned Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

2.	Remedies.

2.1     Irrevocable Proxy and Power of Attorney. Participant hereby irrevocably appoints and authorizes the Corporate Secretary of the Company (the “Corporate Secretary”), until the Expiration Time (at which time this proxy shall automatically terminate and thereafter be of no force or effect), his proxy and attorney-in-fact, with full power of substitution and resubstitution, to represent and vote or execute a written consent with respect to Unearned Shares in accordance with Section 1. The Corporate Secretary or his duly authorized designee shall make a good faith estimate to determine the proportion to be voted to the maximum extent reasonably practicable to effectuate the provisions of Section 1 hereof (including without limitation, assessment of the impact of abstentions, non-votes, broker non-votes or similar voting classifications that may occur from time to time), and his or her determination shall be dispositive absent manifest error. The power of attorney granted hereunder shall authorize the Corporate Secretary to execute and deliver any documentation required by this Agreement to carry out and effectuate the provisions of this Agreement and the foregoing proxy on behalf of Participant. Each party to this Agreement acknowledges and agrees that each of the proxy and power of attorney granted pursuant to this Section 2.1 is coupled with an interest sufficient in law to support an irrevocable proxy and is irrevocable until the Expiration Time (at which time this proxy shall automatically terminate and thereafter be of no force or effect). Participant hereby revokes any and all previous proxies or powers of attorney with respect to the Unearned Shares and shall not hereafter, until the Expiration Time, purport to grant any other proxy or power of attorney with respect to any of the Unearned Shares, deposit any of the Unearned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of or written consent provided with respect to any of the Unearned Shares. The proxy and power will survive the death, incompetency and disability of Participant or any other individual holder of the Unearned Shares.

2.2    Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by any of the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and Participant shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction and that no bond shall be required in connection with such an injunction (or, if non-waivable provisions of applicable law require post a bond, the bond required in connection with such an injunction shall not exceed $500).

2.3    Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.	Effectiveness; Term. This Agreement and the related proxies granted hereunder shall be effective as of the date hereof and shall continue in effect until the Expiration Time.

4.	Miscellaneous.

4.1     Transfers. Until the Expiration Time, each transferee or assignee (including any inter vivos trust) of any Unearned Shares shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering a counterpart signature page to this Agreement, agreeing to be bound by and subject to the terms of this Agreement in the same capacity as Participant. Except as otherwise contemplated by the Award Agreement, any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Unearned Shares in violation of this Voting Agreement, or upon any attempted sale under any execution, attachment or similar process in violation of this Award Agreement, will be null and void. As of the date of execution of this Agreement, the Corporate Secretary is Brandon Ehrhart, who shall have full power and authority as attorney-in-fact and proxy holder in accordance with the voting direction set forth in this Agreement, including Section 1. Upon the execution and delivery of a counterpart signature page to this Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were Participant and such transferee’s signature appeared on the signature pages of this Agreement. Except as otherwise contemplated by the Award Agreement, the Company shall not permit the transfer, whether direct or indirect, of the Unearned Shares on its books or issue a new certificate representing any such Unearned Shares unless and until such transferee shall have complied with the terms of this Section 4.1, and Participant shall not transfer or purport to transfer any Unearned Shares except to a transferee who complies with this Section 4.1. Each certificate instrument, or book entry representing the Unearned Shares if issued on or after the date of this Agreement shall be notated by the Company with the legend described in Section 4.10.

4.2    Voting. Except as otherwise required by law and provided that the Company and the Corporate Secretary have complied with this Agreement, the Company and the Corporate Secretary shall have no further duty or obligation to Participant with respect to the Corporate Secretary’s representation and vote of the Unearned Shares in accordance with Section 1.

4.3    Assignment; Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Award Agreement, this Agreement shall be binding upon Participant and Participant’s heirs, legatees, legal representatives. executors, administrators, successors and assigns. The rights and obligations of Participant under this Agreement may be assigned only with the prior written consent of the Administrator.

4.4    Governing Law; WAIVER OF RIGHT OF JURY TRIAL. This Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Travis County, Texas, or the federal court for the United States District Court for the Western District of Texas, Austin Division, and no other courts, where this Agreement is made and/or to be performed. THE COMPANY AND PARTICIPANT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY, CLAIM OR COUNTERCLAIM ARISING OUT OF, CONCERNING OR RELATING TO THIS AGREEMENT OR ANY OF THE MATTERS RELATING HERETO OR OBLIGATIONS DESCRIBED HEREIN.

4.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.6    Captions; Interpretation. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The words “include” or “including” shall mean “include, without limitation,” or “including, without limitation,” as applicable. The word “or” shall mean “and/or” unless the context requires otherwise.

4.7    Consent Required to Amend, Modify, Terminate or Waive. This Agreement may be amended, modified or terminated (other than pursuant to Section 3) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) a duly authorized officer of the Company acting on the direction of (i) the Board by action of its Disinterested Directors or (ii) the Administrator and (b) Participant. Nothing in this Agreement shall be interpreted to modify or amend the terms of any provision of the Award Agreement.

4.8    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.9    Agreement Severable. If any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

4.10    Share Certificate Legend. Each certificate, instrument, or book entry representing any Unearned Shares issued after the date hereof shall be notated by the Company with a legend as set forth in the Award Agreement. The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Unearned Shares issued after the date hereof to be notated with the legend required by this Section 4.10 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 4.10 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

4.11    Stock Splits, Dividends and Recapitalizations. In the event of any transfer or issuance of Unearned Shares or the voting securities of the Company hereafter to Participant (including in connection with any purchase, stock split, stock dividend, recapitalization, reorganization, conversion, or the like), such Unearned Shares shall become subject to this Agreement and shall be notated with the legend set forth in Section 4.10.

4.12    Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	TESLA, INC.

/s/ Brandon Ehrhart
Name: Brandon Ehrhart
Title: General Counsel and Corporate Secretary

ELON MUSK

/s/ Elon Musk

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